Exhibit 4.3

SANUWAVE HEALTH, INC.

CONVERTIBLE PROMISSORY NOTE

$___,000.00	______, 2014
Alpharetta, Georgia

FOR VALUE RECEIVED, the undersigned, SANUWAVE HEALTH, INC. (the “Company”), promises to pay to the order of ________, or his/her registered assigns (the “Holder”), the principal sum of ______ Dollars ($____,000.00), with interest thereon from time to time as provided herein.

1.     Maturity Date; Repayment; Interest. The principal under this Note shall be due and payable nine (9) months after the issuance of this Note (the “Maturity Date”), together with interest from the date hereof (computed on the basis of a 365-day year) at the rate of eighteen percent (18%) per annum on the unpaid principal amount in arrears. Provided this Note is not converted in accordance with Section 3 below, interest shall be due and payable at the earlier of (i) the Maturity Date, or (ii) the Prepayment Date (defined below). No principal or interest shall be payable or callable under this Note until the earlier of (a) the Maturity Date or (b) the Prepayment Date.

2.     Prepayment. The Company may prepay the Note in cash, in whole but not in part, prior to the Maturity Date or the conversion of the Note (the “Prepayment Date”).

3.     Conversion.

(a)     Upon the consummation of a Qualified Financing, the Company shall cause the conversion of the unpaid principal and interest on this Note into (A) shares of the Company's common stock, par value $0.001 (the “Company Stock”), the number of such shares to be equal to the amount obtained by dividing (i) by the unpaid principal and interest on this Note to be converted, by (ii) the Conversion Price (as defined below), and (B) a warrant to purchase the same number of warrant shares as the number of warrant shares a Holder would have received had he/she invested an amount equal to the unpaid principal and interest on this Note to be converted in the Qualified Financing; the terms of such warrant to be substantially similar to the terms of the warrant granted pursuant to the Qualified Financing. The conversion price for the securities to be issued to the Holder shall be equal to the lower of (i) the per share purchase price of the Company Stock issued in the Qualified Financing, reduced by a discount of ten percent (10%), and (ii) $0.55 ( the “Conversion Price”). For purposes of this Note, “Qualified Financing” shall mean (i) the consummation of a private placement of debt or equity securities of not less than One Million Dollars ($1,000,000) in the aggregate, or (ii) upon a successful sale in a registered offering (including a public offering) resulting in gross proceeds to the Company of at least One Million Dollars ($1,000,000) in the aggregate.

(b)     Until the repayment in full of this Note, in the sole and absolute discretion of the Holder, the unpaid principal and interest on this Note shall be convertible at any time into shares of Company Stock, the number of such shares to be equal to the amount obtained by dividing (i) the unpaid principal and interest on this Note to be converted, by (ii) $0.55, by submitting to the Company a notice of conversion, a form of which is attached hereto as Annex A (by facsimile or other reasonable means of communications, to the attention of the Chief Financial Officer).

(c)     In the event of any conversion as provided above, the Company shall not issue fractional securities but shall pay the dollar equivalent of any fractional securities that would otherwise be issuable.

(d)     The Company shall not be obligated to issue certificates evidencing the securities issuable upon such conversion unless the Note is either delivered to the Company or the Holder notifies the Company that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such holder of the Note, a certificate or certificates for the securities to which the Holder shall be entitled as the result of a conversion, as mutually agreed to between the Company and the Holder. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

(e)     In the event that any principal of or interest on this Note remains unpaid at any time after payment thereof is due hereunder, the Holder shall retain all rights hereunder until such time as amounts due, including additional accrued interest, have been paid in full. Subject to the foregoing, upon (I) either (w) payment in full by the Company to the Holder of all principal, interest and any other amounts due pursuant to the terms hereof or (x) conversion of this Note in full pursuant to the terms hereof, and (II) fulfillment by the Company of all its other material obligations hereunder, this Note shall terminate.

4.     Defaults and Remedies.

(a)     In the event the principal is not paid in full within three (3) business days of the due date stipulated above, or any other default occurs, then, from and after such date and until payment in full of the amount due hereunder, interest shall accrue on the outstanding principal balance of this Note at the simple rate equal to twenty-five percent (25%) per annum. Time is of the essence of this Note.

(b)     Presentment for payment, demand, protest and notice of demand, dishonor, protest and non-payment and all other notices are hereby waived by the Company. No acceptance of a partial installment, late payment or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of any right granted hereunder or by the laws of the State of Georgia; and the Company hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of the Company under this Note, either in whole or in part, unless the Holder agrees otherwise in writing.

(c)     If for any circumstances whatsoever, fulfillment of any provision of this Note or of any other instrument evidencing or securing the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any action be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

5.     Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. To the extent permitted by applicable law, the Company and the Holder waive presentment for payment, demand, protest and notice of dishonor.

6.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Georgia regardless of conflicts of law principles.

7.     Assignment. Neither the Holder nor the Company shall assign its rights or obligations under this Note to any third party. Any assignment in breach of the foregoing shall be void and of no force or effect.

8.     Amendment/Waiver. No term of this Note may be amended and the observance of any term of this Note may not be waived except with the written consent of the Company and Holder hereof.

IN WITNESS WHEREOF, this Note has been executed by the Company by its duly authorized officer as of the day and year first written above.

SANUWAVE HEALTH, INC.

By:
Name:
Title:

Annex A

NOTICE OF CONVERSION OF

CONVERTIBLE PROMISSORY NOTE

(To be Executed by the Registered Holder in Order to Convert the Note)

FROM:	(“Holder”)

DATE:	(the “Conversion Date”)

RE:          Conversion of the Convertible Promissory Note (the “Note”) of SANUWAVE HEALTH, INC. (the “Company”) into shares (the “Conversion Shares”) of Common Stock

(defined below)

The captioned Holder hereby gives notice to the Company, pursuant to the Note of SANUWAVE HEALTH, INC. that the Holder elects to convert $________________ of the unpaid principal amount of, and accrued and unpaid interest on, the Note into fully paid and non-assessable shares of Common Stock as of the Conversion Date specified above pursuant to Section 3(b) of the Note.

(Print name of Holder)

By:
(Signature of Authorized Person)

(Printed Name and Title)